As filed with the Securities and Exchange Commission on October 14, 2026

Registration No. 333-130229

Registration No. 333-181514

Registration No. 333-255956

Registration No. 333-279722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-130229

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181514

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255956

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279722

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0318078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4830 North Loop 1604 West, Suite 111

San Antonio, Texas 78249

(Address of principal executive offices) (Zip Code)

Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan

Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan

Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan

Clear Channel Outdoor Holdings, Inc. 2012 Second Amended and Restated Stock Incentive Plan

Clear Channel Outdoor Holdings, Inc. 2012 Third Amended and Restated Stock Incentive Plan

(Full title of the plans)

Lynn A. Feldman

Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary

Clear Channel Outdoor Holdings, Inc.

4830 North Loop 1604 West, Suite 111

San Antonio, Texas 78249

(210) 547-8800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael Levitt

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

(212) 277-4000

Michael.Levitt@freshfields.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the registration statements on Form S-8 described below (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), or, in the case of the Registration Statements described in clauses (1) and (2) below, by the Company’s predecessor, Old CCOH (as defined below).

On May 1, 2019, pursuant to an Agreement and Plan of Merger, dated as of March 27, 2019, Clear Channel Outdoor Holdings, Inc. (“Old CCOH”) merged with and into the Company (then known as Clear Channel Holdings, Inc.), with the Company surviving the merger and changing its name to Clear Channel Outdoor Holdings, Inc. In the merger, each outstanding share of Class A common stock, par value $0.01 per share, of Old CCOH (“Old CCOH Class A Common Stock”) (other than shares held by the Company or any of its direct or indirect wholly owned subsidiaries) was converted into an equal number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), the Company assumed the obligations of Old CCOH under the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan and the Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan, and outstanding awards relating to Old CCOH Class A Common Stock were converted, on a one-for-one basis, into awards relating to Common Stock. The Company is the successor issuer to Old CCOH pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), expressly adopted the Registration Statements described in clauses (1) and (2) below as its own for all purposes of the Securities Act and the Exchange Act by filing Post-Effective Amendment No. 1 to each such Registration Statement.

The Registration Statements are as follows:

(1)	Registration Statement on Form S-8 (File No. 333-130229), filed with the SEC by Old CCOH on December 9, 2005, relating to shares of Old CCOH Class A Common Stock issuable under the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on May 3, 2019, which, as of the date of such Post-Effective Amendment No. 1, related to 1,577,409 shares of Common Stock subject to outstanding options under such plan;

(2)	Registration Statement on Form S-8 (File No. 333-181514), filed with the SEC by Old CCOH on May 18, 2012, registering 39,512,640 shares of Old CCOH Class A Common Stock, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on May 3, 2019, which, as of the date of such Post-Effective Amendment No. 1, related to 32,662,819 shares of Common Stock reserved for issuance or subject to outstanding awards under the Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan;

(3)	Registration Statement on Form S-8 (File No. 333-255956), filed with the SEC by the Company on May 10, 2021, registering 42,000,000 shares of Common Stock issuable under the Clear Channel Outdoor Holdings, Inc. 2012 Second Amended and Restated Stock Incentive Plan (referred to in such Registration Statement as the Clear Channel Outdoor Holdings, Inc. 2012 Second Amended and Restated Equity Incentive Plan and as the Clear Channel Outdoor Holdings, Inc. Second Amended and Restated 2012 Equity Incentive Plan); and

(4)	Registration Statement on Form S-8 (File No. 333-279722), filed with the SEC by the Company on May 24, 2024, registering 44,040,000 shares of Common Stock issuable under the Clear Channel Outdoor Holdings, Inc. 2012 Third Amended and Restated Stock Incentive Plan.

The share numbers set forth above do not take into account any adjustments for stock splits, stock dividends or similar transactions occurring after the filing of the applicable Registration Statement or post-effective amendment.

On February 9, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Madison Parent Inc., a Delaware corporation (“Parent”), and Madison Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On October 14, 2026, pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. In connection with the Merger, the Clear Channel Outdoor Holdings, Inc. 2012 Third Amended and Restated Stock Incentive Plan was terminated effective as of the effective time of the Merger.

In connection with the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company (or Old CCOH, as applicable) in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and to terminate the effectiveness of such Registration Statement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 9, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on October 14, 2026.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Lynn A. Feldman
Name:	Lynn A. Feldman
Title:	Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.

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